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                                          EXHIBIT EX-12


        TRANSAMERICA CORPORATION AND SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                      Six Months Ended
                                          June 30,
                                      1994         1993
                                      (Dollar amounts in
                                          millions)
Fixed charges:
  Interest and debt expense          $265.1       $263.5
  One-third of rental expense          15.6         14.3
                                     ______       ______
    Total                            $280.7       $277.8
                                     ======       ======
Earnings:
  Consolidated income from
    continuing operations            $209.4       $210.3
  Provision for income taxes          126.0        122.6
  Fixed charges                       280.7        277.8
                                     ______       ______
    Total                            $616.1       $610.7
                                     ======       ======

Ratio of earnings from continuing
  operations to fixed charges          2.19         2.20
                                       ====         ====